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ADAPTEC, INC.

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On October 21, 2009, Adaptec, Inc. made the following material available on their website at www.adaptec.com/investor/proxy:

FAQ Regarding Steel Partners’ Consent Solicitation

1.	What is the Board’s strategy for enhancing stockholder value?

In 2005, the Board recognized that Adaptec’s most successful products were becoming obsolete—sales were beginning to decline and losses were mounting. The Board retained a financial advisor and conducted a thorough analysis of strategic alternatives, including a potential sale of Adaptec. No buyers were identified that were willing to pay an appropriate price, so the Board launched a process to transform Adaptec and brought in Sundi Sundaresh as CEO to lead the effort.

The strategy adopted by Mr. Sundaresh and the Board majority focuses on operational efficiencies, controlling costs and boosting margins, preserving cash, and executing new product launches that capitalize on Adaptec’s core technical and product competencies and customer relationships. Adaptec has made significant progress on each of these fronts, and the Board majority is confident that it can continue to grow Adaptec’s business.

While the Board majority believes that Adaptec now has the right products, the right financial footing and the right team to achieve its strategic vision, the Board continues to consider multiple strategic alternatives, which may even include the sale of Adaptec at the right price and to the right bidder. Steel, in contrast, has repeatedly indicated its intention to sell Adaptec’s operating business into the depressed market, no matter what the price.

2.	Are the Board’s actions really gaining traction?

Yes, Adaptec has made significant progress. Since 2005 Adaptec has:

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Increased its cash position. At the end of the first quarter of fiscal 2010, Adaptec had cash and equivalents of more than $380 million and had nearly eliminated its $224.5 million in convertible debt. To get there, it sold or exited non-core businesses, raising approximately $80 million in cash. It cut its combined R&D and SG&A expenses in half, from $125.9 million in fiscal 2006 to $61.9 million in fiscal 2009. And it improved gross margins from 30% in Q1 of fiscal 2006 to 46% in the first quarter of fiscal 2010.

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Launched new products that closed the competitive gaps, delivered industry-leading capabilities and innovative solutions. To reach that point, Adaptec focused its R&D and product development investments and made one—and only one—acquisition, Aristos Logic in 2008. These developments enabled Adaptec to capitalize on new market opportunities that were emerging as its data center customers began to demand features and capabilities that facilitate virtualization, cloud computing and “green IT.”

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Generated cash from operations in the first quarter of fiscal 2010 of $4.6 million, resulting primarily from expense reductions, despite the decline in legacy sales. Since Sundi Sundaresh took the helm as CEO, the company earned GAAP net income of about $4 million (contrary to Steel’s misinformation). For a similar period prior to Mr. Sundaresh’s appointment as CEO, GAAP net losses totaled $240 million.

While there is more work to be done, the Board majority believes that the pieces are now in place. To abandon Adaptec’s business now, before Adaptec’s full potential is realized, would mean eliminating the opportunity to attain the upside that Adaptec is positioned to achieve.

3.	How can you say that the Board’s actions are gaining traction when revenues continue to decline?

Although revenues continue to decline as sales of Adaptec’s legacy products decrease, Adaptec’s new products—such as the Series 5Z with Zero Maintenance Cache Protection that launched in June and the MaxIQ™ SSD Performance Cache Solution that launched in September—are being well-received in the marketplace. Adaptec’s new products are helping customers lower capital equipment costs, reduce operating and energy costs, maximize system performance, improve scalability, and achieve “green IT” objectives.

Revenues from new products launched since the beginning of fiscal 2008 (the results of a revamped R&D pipeline under the new management team) have steadily been growing.

In addition, Adaptec’s net cash balance has increased from $240 million at the end of the first quarter of fiscal 2006 to $382 million at the end of the first quarter of fiscal 2010. Gross margins have also improved from 30% to 46% over the same period.

4.	Is the Board reviewing other strategic alternatives, including the sale of Adaptec, as it executes its turnaround strategy?

The Board has engaged financial advisors three times since 2005 to help it evaluate a range of strategic alternatives, among them a potential sale of Adaptec, and no buyer has been identified at an appropriate price. Most recently, in April 2009, the Board retained a financial advisor to explore the potential benefit to Adaptec and its stockholders of three categories of strategic alternatives: possible uses of cash (such as dividends or stock repurchases); potential sale of Adaptec or separation of its operating assets; and a possible acquisition by Adaptec.

In light of the complexity and potential variation within the broad category of sale of the company or its operating assets, the Board asked the advisor to explore in more detail some of the scenarios within that category, and the advisor concluded that, within that category, a sale of the operating assets presented the most promise. However, contrary to Steel’s assertions, the advisor is continuing to analyze and assess all of the alternatives and has not yet issued a formal recommendation among the three categories of strategic alternatives. Until that occurs, the Board cannot properly assess and compare all of the strategic alternatives available to it, and as a result the Board has not concluded its deliberations.

While the Board remains open to a sale of Adaptec, the Board majority is concerned that selling Adaptec in a depressed market could result in a fire-sale price at a time when Adaptec’s technology is beginning to achieve market acceptance. A sale is favored by Steel even though Adaptec’s advisor has not provided its final recommendations with respect to all three categories of strategic alternatives.

5.	Would Adaptec be better off as a stand-alone company rather than part of a larger company?

While the Board continues to evaluate all options, including the sale of Adaptec, the Board majority is optimistic about trends in the market that position Adaptec for growth as a standalone company. First, Adaptec is primed to be a leader in the emerging push towards “green” data centers. Adaptec is well positioned to capitalize on this large growth opportunity and expects to maintain its rapid pace of innovation. The Board majority also anticipates that Adaptec’s leading performance, power management and product breadth will help Adaptec capitalize on new opportunities in server virtualization and cloud computing. Therefore, Adaptec continues to invest in product development that leverages its core technology platform. The Board majority believes that this approach is in the best interests of stockholders regardless of whether Adaptec continues as a stand-alone company or is sold.

6.	Does the Board’s vision for Adaptec include making additional, large acquisitions, as Steel has suggested?

Adaptec has pursued a consistent strategy under its current CEO, Sundi Sundaresh, to refocus the business by:

•	Eliminating noncore businesses;

•	Reducing expenses, increasing margins and optimizing legacy technologies; and

•	Investing in the development and introduction of new products that build on Adaptec’s intellectual property, know-how and customer relationships.

Like other companies in our market, Adaptec will continue to evaluate new corporate development opportunities, including a sale of the company as well as acquisitions and partnerships. If the Board votes to proceed with any major corporate development opportunity, Adaptec, after approval by the Board, intends to publicly disclose the development. At this time, Adaptec is not in negotiations for any large acquisitions.

7.	Was the acquisition of Aristos Logic in 2008 part of a string of failed acquisitions, as Steel suggests? Why did Adaptec acquire Aristos Logic in 2008?

Steel would have you believe that Adaptec’s Board has recently approved “a string of failed acquisitions.” To the contrary, the Board and management have significantly streamlined and focused Adaptec’s operations, selling or exiting several non-core businesses between 2005 and 2008. Only one acquisition—Aristos Logic, which was unanimously approved by the entire Board, including the Steel representatives—has been approved since the Board embarked on its plan to transform Adaptec in 2005.

Adaptec acquired Aristos Logic to add Aristos’ industry-leading, complementary technology to Adaptec’s technology arsenal. Adaptec believes that this additional technology is instrumental in allowing it to move its legacy technology into high-growth and new market segments because it provides the building blocks for Adaptec’s I/O strategy.

Although all Steel representatives on Adaptec’s Board unanimously approved the acquisition, Steel is now trying to disclaim responsibility for their actions. The Steel-designated directors, like all directors, are responsible for their votes and should not be permitted to shift the blame elsewhere if they fail to exercise due care. Now, the Steel designees have expressed concern about the diligence performed. How can stockholders be certain that Steel has done the hard work required to know what is best for Adaptec?

8.	Why did Adaptec’s Board recently appoint a new Chairman?

The Board majority has consistently been willing to give Steel representation and a voice on the Board. Unfortunately, Steel’s representatives have not been collaborative members of the Board. Steel insisted on holding the chairmanship, though its representative did not have the background required to engage with the management or oversee the strategic development of the business. Further, the Board majority was hampered in many instances by counterproductive behavior in the boardroom: for example, Steel representatives repeatedly made threats that disrupted, and continue to disrupt, Board meetings.

Steel’s boardroom behavior and lack of engagement contributed to the Board majority’s decision to review the Board chairmanship—a position that had been filled by a Steel principal after Steel had threatened a proxy contest if it did not control the chairmanship. The Board ultimately concluded, during a regular meeting attended by all of the Steel representatives, to appoint a highly qualified and professional director to the position of Chairman at this critical time in Adaptec’s history.

9.	Since Steel is a major stockholder of Adaptec, aren’t Steel’s interests aligned with those of other stockholders?

No! There is no reason to assume that Steel’s interests are necessarily shared by all stockholders. In fact, Steel is a hedge fund with interests that may very well be different from the interests of other stockholders. It is well-recognized that hedge funds often seek to increase immediate returns, pressuring corporations to forego corporate investment in long-term strategies that are critical to sustainable performance.

Steel has clearly indicated its intention to sell Adaptec’s operating business into a depressed market—creating a shell company with cash as its only asset. But nowhere has Steel told you what Steel’s ultimate objective is for Adaptec. The truth is that Steel has suffered steep and well-documented financial losses in its own fund. While the Board majority cannot be certain of Steel’s motivation, based on discussions between Steel representatives and management, the Board majority believes that Steel sees Adaptec’s cash assets as an investment vehicle it can control without having to solicit investors to raise a new fund. As described above, the Board majority is concerned that disposing of Adaptec’s assets now, potentially at fire-sale prices, is not in the best interests of all Adaptec stockholders.

10.	Steel has said that it is not seeking additional representation in the consent solicitation. Why oppose it then?

By removing two non-Steel Directors, as Steel proposes, Steel would indeed gain significantly greater—and highly disproportionate—representation on the Board, even though technically its number of representatives would remain the same. If stockholders approve Steel’s consent solicitation, a majority of Adaptec’s seven-member Board would have ties to Steel. These include the three directors who were designated by Steel: two Steel principals, Jack Howard and John Quicke, as well as John Mutch. The fourth director is Lawrence Ruisi. He was introduced to Adaptec by Steel; he was named to the Board of Rowan Companies as a Steel designee following Rowan’s settlement with Steel; and he has been a personal acquaintance of John Quicke, a managing director and operating partner of Steel Partners LLC. These four Board members currently constitute a minority of the Adaptec Board. If the Steel consent solicitation is successful, they will constitute a majority of the Adaptec Board, giving them control of Adaptec.

11.	How has Adaptec demonstrated good corporate governance?

First, the Board majority is highly qualified and engaged, with a mix of industry expertise and a deep understanding of Adaptec’s business. Adaptec’s independent Chairman has extensive technology experience that strengthens the Board.

Second, the Board majority has worked collaboratively with Steel and other stockholders and has repeatedly attempted to accommodate Steel—even as Steel launches a public fight against the Board and management.

Third, Adaptec has very stockholder-friendly Bylaws, which include an annually elected Board; all independent directors (except for the CEO); an average director tenure of less than five years; a non-management and independent Chairman; simple majority voting requirements in uncontested elections of directors; the ability of stockholders to act by written consent; and the absence of a poison pill.

The Board would welcome the input of Adaptec stockholders and has a history of working closely with them.

12.	Is the Board willing to work with stockholders like Steel?

Absolutely! In fact, the Board has worked with Steel since 2007, when Steel representatives joined the Adaptec Board. However, working with Steel does not mean acceding to Steel’s demands no matter what they may be. The Board will work with Steel to do what is in the best interests of all stockholders. While the Board majority does not think Steel’s proposals—which would give a single stockholder highly disproportionate representation—are in the best interests of all stockholders, the Board majority takes seriously its obligations to all of Adaptec’s stockholders and has tried on several occasions to resolve this matter in a way that would be fair to all parties and serve the best interests of all Adaptec stockholders. In fact, the Board majority even offered to include two Steel representatives on its current slate of seven director nominees. (That offer was rejected by Steel.)

13.	Steel has heavily criticized Mr. Sundaresh’s reputation. How can stockholders be sure Mr. Sundaresh has the skills to lead Adaptec?

Steel has indeed resorted to serious distortions of the professional history of Sundi Sundaresh, Adaptec’s CEO, rather than making its arguments on the basis of its position. The very examples Steel cites, though, are in fact compelling illustrations of his track record of success and integrity as a manager over the past 15 years:

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In Mr. Sundaresh’s previous role at Adaptec, from 1993 to 1998, he led the growth of a $90-million division into a $400-million business by successfully integrating acquisitions, product development and product diversification.

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In 1998, in part as a result of his successes at Adaptec, Mr. Sundaresh was recruited to Jetstream Communications, where he successfully executed the company’s strategy and increased revenues, only to have that effort disrupted by the 2001 telecommunications industry collapse that battered Jetstream’s customers and OEMs. With the industry recovery projected to be years away, Mr. Sundaresh advised the Board that the best course was a sale of the company; that strategy was then executed.

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In 2002, Mr. Sundaresh was recruited as CEO of Candera, a highly troubled company which had already spent $45 million of cash raised. His mission was to determine whether the company had a future. Again Mr. Sundaresh made the tough decisions consistent with the board’s charge to maximize the stockholders’ dwindling value.

14.	You have claimed that Steel has made other false or misleading statements. Can you give us any examples of other false or misleading statements it has made?

Steel has indeed made other false or misleading statements to delude Adaptec stockholders into consenting to its proposals in its consent solicitation. Here are just a few of these statements:

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Steel has stated in multiple letters to Adaptec stockholders that from the time Mr. Sundaresh became CEO, Adaptec has reported $270 million of total losses from operations. This is statement is pure sophistry. Steel arrived at this number by manipulating Adaptec’s reported financial information (1) by including all of the operating losses incurred in all of 2005, so that it included $116.7 million of operating loss incurred in the first half of fiscal 2005, a period during which Mr. Sundaresh was not CEO, and (2) by double counting the $9.6 million of loss reported for the third quarter of fiscal 2006. How do we know this? Because it is contained in Steel’s presentation filed with the SEC on October 15, 2009. You can verify this misrepresentation yourself.

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In describing the Glass Lewis recommendation in Steel’s October 12, 2009 press release, through selective editing, Steel contorts the Glass Lewis recommendation, which was against the Steel solicitation, to make it appear to be favorable to Steel. What Steel selectively edited out is that Glass Lewis concluded that “we are not convinced that [Steel] is the appropriate candidate to address the Company’s performance challenges.” Steel is attempting to deceive Adaptec stockholders into believing that Glass Lewis recommended that Mr. Sundaresh be removed from the Board. However, Glass Lewis recommended just the opposite. In its report, Glass Lewis recommended that Adaptec stockholders not consent to Steel’s proposals and revoke any consent given. In fact, Glass Lewis concluded its report by stating “we do not believe the removal of directors Sundaresh and Loarie is in the best interests of shareholders at this time.

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We brought to our stockholders’ attention a case involving Bull-Dog Sauce, a Japanese food seasoning and real estate business that adopted a defensive measure in an effort to thwart an attempted hostile takeover by Steel and its affiliates, which owned 10.25% of the shares. In deciding about the validity of the defensive measure taken, the Tokyo High Court had concluded that Steel “pursues its own interests exclusively and seeks only to secure profits by selling companies’ shares back to the company or to third parties in the short term, in some cases with an eye to disposing of company assets…As such, it is proper to consider [Steel] an abusive acquirer.” In its October 1, 2009 letter to stockholders, Steel would have you believe that “the Supreme Court of Japan subsequently rejected the Tokyo court’s assertion. But that is simply not the case. What Steel does not tell you is that Steel appealed that decision, and the Supreme Court of Japan rejected Steel’s appeal and let the lower court opinion stand. In fact, the Supreme Court did not even reach the question of whether Steel was an abusive acquirer. It certainly did not reject that characterization. The lower court ruled that Steel was an abusive acquirer, and the Supreme Court made no determination to the contrary. The Supreme Court specifically stated that it did not need to address whether Steel was an “abusive acquirer,” contrary to Steel’s false assertion to mislead Adaptec stockholders.

We could go on and on, but we hope that the examples above are sufficient to demonstrate the lengths to which Steel will go to mislead Adaptec stockholders to consent to its proposals.

Cautionary Statement

This material contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are statements that could be deemed to be forward-looking statements, including but not limited to statements related: to Adaptec’s ability to grow its business; to realize its potential; to achieve its strategic vision; to grow as a stand-alone company; to build upside, wealth or value for stockholders; to reach the next level; to find new opportunities; to develop or sell new products and technologies that are successful and achieve market acceptance; to capitalize on new market and growth opportunities; to be a leader in the emerging push towards “green” data centers; to maintain its rapid pace of innovation; to turn around its business; and any statements relating to its business and growth prospects; plans, strategies and objectives of management; and its future financial results or capital resources. Forward-looking statements may also be identified by their use of such words as “expects,” “intends,” “anticipates,” “believes,” “can,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: continued or increased economic weakness and declines in customer spending; the potential failure of anticipated long-term benefits to materialize; the potential impact of adverse changes in the global credit markets; the expected impact on our future revenues in the event of Adaptec’s failure to receive design wins for the new generation products; Adaptec’s dependence upon contract manufacturers and subcontractors; Adaptec’s dependence upon key customers; the impact of industry technology transitions; fluctuating operating results; and other risks detailed from time to time in filings Adaptec makes with the SEC, including its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.